Exhibit 10.107

February 21, 2017

Mr. Kenneth A. Vecchione
c/o Encore Capital Group, Inc.
3111 Camino Del Rio North, Suite 103

Dear Ken,

This letter (this “Amendment”) amends the employment offer letter agreement (the “Employment Offer Letter”) between you and Encore Capital Group, Inc. (“Encore”), a Delaware corporation, dated April 8, 2013.

You and Encore hereby modify and amend the Employment Offer Letter for the following changes:

1.	In Section 10, the “and” from the end of the paragraph in the third bullet point is deleted.

2.	In Section 10, the following language is inserted as a new bullet point between the third and fourth bullet points:

“(i) continued vesting of all shares underlying time-based and performance-based equity awards as if you were still an employee for a period of 12 months after your termination date and (ii) stock options you hold that are vested as of the termination date or vest for a period of 12 months after your termination date shall remain exercisable until the earlier of (a) 15 months after your termination date or (b) the stock option’s originally scheduled expiration date, and”

This Amendment to your Employment Offer Letter has been duly authorized by Encore and is a legal and binding obligation of Encore and you, enforceable in accordance with its terms. All disputes arising under this Amendment will be governed by, and interpreted in accordance with, the laws of the State of California, without regard to its conflict of law provisions. Any action to enforce this Amendment (other than an action which must be brought by arbitration pursuant to Section 23 of the Employment Offer Letter) must be brought in, and you and Encore hereby consent to the jurisdiction of, the County of San Diego, California. Both you and Encore hereby waive the right to claim that any such court is an inconvenient forum for the resolution of any such action.

Except as specifically amended hereby, the Employment Offer Letter shall remain in full force and effect. In the event the terms of the Employment Offer Letter conflict with this Amendment, the terms of this Amendment shall control. Except as otherwise provided herein, this Amendment contains the entire understanding between you and Encore, and there are no other agreements or understandings between you and Encore with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by both you and an authorized officer of Encore. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement. Any facsimile or email scan of this Amendment shall be considered an original document.

Exhibit 10.107

[SIGNATURE PAGE FOLLOWS]

Ken, if the terms and conditions of this Amendment are acceptable to you, please sign below.

Sincerely,

/s/ Jonathan Clark

Jonathan Clark,
Chief Financial Officer
Encore Capital Group

ACCEPTED AND AGREED

/s/ Kenneth Vecchione	2/21/2017
Kenneth Vecchione	Date

Signature Page to Amendment to K.Vecchione Employment Offer Letter